FOR IMMEDIATE RELEASE
RSC Reports Q109 Results, Provides Q209 Outlook and Increases FY09 Free Cash Flow Outlook
•	Rental revenues $287 million, down 23% vs. 1Q08

•	DEPS a loss of $0.13, down from DEPS of $0.22 in 1Q08

•	Adjusted EBITDA $108 million, or 30.6% of total revenues

•	Free cash flow $112 million, $154 million improvement over 1Q08

•	FY09 free cash flow forecast increased to $340 — $370 million
SCOTTSDALE, Ariz., May 7, 2009 – RSC Holdings Inc. (NYSE:RRR), one of the largest equipment rental providers in North America, today announced results for the first quarter ended March 31, 2009.
Erik Olsson, President and Chief Executive Officer, stated: “We delivered an impressive $112 million of free cash flow in the first quarter of 2009, clearly demonstrating the counter-cyclicality of our business model. In a difficult economic environment, our focus remains on maximizing cash flow generation. We now expect to deliver free cash flow of $340 — $370 million for the full year, which is $20 million above our previous estimate.”
First Quarter 2009 Results
First quarter rental revenues decreased 22.8% to $287 million from $372 million in the year-ago quarter and accounted for 82% of total revenues. Total revenues were $351 million, down 16.8% from $422 million reported in the year-ago quarter.
Rental volume, including the impact of currency, declined 18.7% from the prior year’s first quarter following a very sharp drop in non-residential construction business levels, as well as lower industrial activity. Rental rates declined by 4.1% compared to the year-ago quarter.
Fleet utilization averaged 57.8% versus 68.6% in the first quarter of 2008. The company continues to benefit from a well-maintained and relatively young fleet and, despite reducing the purchase of new equipment, the average fleet age was 34 months at March 31, 2009.

Sales of used equipment were $50 million, increasing from $31 million in last year’s first quarter and $39 million in the fourth quarter of 2008. Gross profit margin on sales of used equipment was 8.2% as the company increased auction sales as a proportion of total used equipment sales and, to a lesser extent, experienced moderately lower retail margins. Net capital expenditures yielded a cash inflow of $46 million, compared with a cash outflow of $52 million in last year’s first quarter.
The company continued to aggressively manage its cost structure, including consolidating or closing 14 locations and reducing headcount by 422 employees during the first quarter. Cost of rental and SG&A expenses, excluding $9 million of first quarter location closure and severance costs, were $26 million lower than a year ago. During the twelve months ended March 2009, the company closed 57 or 12% of its locations and reduced headcount by 905 or 17%. The company opened seven locations in the first quarter, primarily in locations that presented industrial growth opportunities and opened 29 locations in the past twelve months. Industrial/non-construction revenues increased to 55% of total rental revenues.
Mr. Olsson added: “Although we are taking significant steps to right-size our operations, our customer service remains best in class thanks to the efforts and dedication of our employees. On-time delivery, equipment maintenance and safety metrics have remained at all-time high levels and the resulting customer loyalty Net Promoter Scores continue to increase from already excellent levels.”
Operating income was $19 million, or 5.5% of total revenues, compared with $91 million or 21.6% of total revenues in the prior year period. The decline in rental revenues, combined with costs related to location closures and severance, exceeded the benefits of cost reductions. First quarter adjusted EBITDA was $108 million or 30.6% of total revenues, compared to $183 million or 43.3% of total revenues last year.
Interest expense was $40 million, a decrease of $15 million from first quarter 2008, due to reduced debt levels and lower interest rates. A first quarter net loss of $14 million or $0.13 per diluted share was realized, compared with net income of $22 million or $0.22 per diluted share in the first quarter of 2008.
Free cash flow of $112 million compares with an outlay of $42 million in the prior year first quarter, an improvement of $154 million. Total debt was reduced by $112 million during the first quarter, to $2,457 million. The company had $434 million of borrowing availability under its ABL revolver at March 31, 2009.
Outlook for 2Q09 and FY09
Business activity in the company’s served markets was down sharply on a year-over-year basis in the first quarter and has been declining moderately since the beginning of the year. New project startups have been insufficient to offset project completions and the company has not experienced the usual seasonal increase in business activity. Further, industry-wide rental rates have declined significantly in recent quarters. Management expects these trends to continue into the second quarter and, as a result, year-over-year comparisons will continue to worsen.

For the second quarter of 2009, the company expects rental revenues to decline by 35% – 40% from the prior year level, with margins on the sale of used equipment likely remaining near first quarter 2009 levels due to the continued high supply of equipment for sale. The company is increasing previously provided free cash flow guidance by $20 million to $340 – $370 million for the full year 2009 and expects to apply available cash to further debt reduction. Results are expected in the ranges that follow:

Q209
Rental revenues	$250 – $265 million
Total revenues	$310 – $325 million
Adjusted EBITDA	$100 – $115 million
Free cash flow	$80 – $90 million

FY09
Free cash flow	$340 – $370 million
“The actions we took in the past 12 months to address our cost structure and optimize free cash flow are delivering the expected results and more. For the full year 2009, we are targeting a reduction in our cost of rental and SG&A expenses by $150 million or more. At the same time we will continue our focus on the industrial markets and serving our existing customers. Our proven ability to execute on cost savings initiatives, while providing unmatched customer service, positions us to deliver $340 – $370 million of free cash flow and further reduce debt in 2009,” Mr. Olsson concluded.
Conference Call Information
RSC Holdings will hold a conference call today at 5:15 p.m. Eastern Time. Investors may access the call by visiting the investor relations portion of the RSC website at www.RSCrental.com/Investor. To listen to the live conference call from the U.S. and Canada dial (866) 393-7634; from international locations dial (706) 679-0678. A replay of the conference call will be available through May 22, 2009. To access the replay dial: U.S. and Canada: (800) 642-1687; international (706) 645-9291. Passcode: 94831286. A replay of the webcast will also be available at www.RSCrental.com/Investor.
Investor Presentation Information
Information concerning our business and financial results that we expect to use at upcoming investor presentations will be made available on our website immediately following the conference call and will be maintained on our website for at least the period of its use at such meetings or until updated by more current information.
About RSC Holdings Inc. (NYSE: RRR) and RSC Equipment Rental, Inc.
Based in Scottsdale, Ariz., RSC Holdings Inc. is the holding company for the operating entity, RSC Equipment Rental, Inc., which is one of the largest equipment rental providers in North America servicing construction and industrial markets with an original equipment fleet cost of $2.6 billion. RSC offers superior levels of equipment availability, reliability and service to customers through an integrated network of 457 rental locations across 40 states in the United States and in three Canadian provinces as of March 31, 2009. With 4,600 employees committed to continuous safety and 24x7 customer care, RSC delivers the loyal customer support needed to build the future. Additional information about RSC is available at www.RSCrental.com.

Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements regarding the company’s future financial position, end-market outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations.
In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “plan”, “seek”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual results and developments may therefore differ materially from those described in this release.
The company cautions therefore that you should not rely unduly on these forward-looking statements. You should understand the risks and uncertainties discussed in “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission could affect the company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the company’s forward-looking statements.
These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, we disclaim any obligation to update these forward-looking statements to reflect future events or circumstances.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the company also discloses in this press release certain non-GAAP financial information including adjusted EBITDA and free cash flow. These financial measures are not recognized measures under GAAP and they are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Adjusted EBITDA GAAP Reconciliation” and “Free Cash Flow GAAP Reconciliation” included at the end of this release. Additionally, explanations of these Non-GAAP measures are provided in Annex A attached to this release.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,		Change
	2009	2008	%
Revenues:
Equipment rental revenue	$287,470	$372,335	(22.8)%
Sale of merchandise	13,900	18,352	(24.3)
Sale of used rental equipment	49,903	31,406	58.9

Total revenues	351,273	422,093	(16.8)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	149,479	166,837	(10.4)
Depreciation – rental equipment	75,263	78,210	(3.8)
Cost of merchandise sales	10,000	12,333	(18.9)
Cost of used rental equipment sales	45,792	22,457	103.9

Total cost of revenues	280,534	279,837	0.2

Gross profit	70,739	142,256	(50.3)

Operating expenses:
Selling, general and administrative	39,513	39,324	0.5
Depreciation and amortization – non-rental equipment and intangibles	11,782	12,198	(3.4)
Other operating losses (gains), net	108	(620)	n/a

Total operating expenses, net	51,403	50,902	1.0

Operating income	19,336	91,354	(78.8)
Interest expense, net	40,210	55,361	(27.4)
Other expense (income), net	303	(627)	n/a

(Loss) income before (benefit) provision for income taxes	(21,177)	36,620	n/a
(Benefit) provision for income taxes	(7,673)	14,275	n/a

Net (loss) income	$(13,504)	$22,345	n/a

Weighted average shares outstanding used in computing net (loss) income per common share:
Basic	103,428	103,152

Diluted	103,428	103,881

Net (loss) income per common share:
Basic and Diluted	$(0.13)	$0.22

Other operational data:
Utilization (a)	57.8%	68.6%
Average fleet age (months)	34	28
Same store rental revenue growth / (decline) (a)	(21.3)	% 4.6%
Employees (a)	4,592	5,441
Original equipment fleet cost (in millions) (a)	$2,560	$2,694

(a)	Refer to attached Statistical Measures for descriptions.

Note:
Certain amounts in the condensed consolidated statements of operations for the quarter ended March 31, 2008 have been reclassified to conform with the current year presentation. The Company believes the current presentation better reflects the nature of the underlying financial statement items. The reclassificiations have no effect on operating income, net income or net income per common share.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2009	2008

Assets
Cash and cash equivalents	$11,535	$13,670
Accounts receivable, net	215,791	285,000
Inventory	18,163	19,859
Rental equipment, net	1,651,207	1,766,978
Property and equipment, net	157,577	171,156
Goodwill and other intangibles, net	939,154	938,682
Deferred financing costs	44,549	46,877
Other assets	21,315	28,306

Total assets	$3,059,291	$3,270,528

Liabilities and Stockholders’ Equity
Accounts payable	$48,014	$109,542
Accrued expenses and other liabilities	194,587	203,288
Debt	2,456,897	2,569,067
Deferred income taxes	332,186	345,511

Total liabilities	3,031,684	3,227,408
Total stockholders’ equity	27,607	43,120

Total liabilities and stockholders’ equity	$3,059,291	$3,270,528

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net (loss) income	$(13,504)	$22,345
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	87,045	90,408
Amortization of deferred financing costs	2,603	2,388
Share-based compensation expense	1,132	888
Gain on sales of rental and non-rental property and equipment, net of non-cash writeoffs	(3,208)	(8,677)
Deferred income taxes	(12,287)	5,599
Changes in operating assets and liabilities	4,349	(102,403)

Net cash provided by operating activities	66,130	10,548

Cash flows from investing activities:
Purchases of rental equipment	(8,591)	(79,419)
Purchases of property and equipment	(1,107)	(5,808)
Proceeds from sales of rental equipment	49,903	31,406
Proceeds from sales of property and equipment	3,459	1,517
Insurance proceeds from rental equipment and property claims	2,000	—

Net cash provided by (used in) investing activities	45,664	(52,304)

Cash flows from financing activities:
Net (payments on) proceeds from debt	(112,816)	32,907
Proceeds from option exercises	256	—
Other	(1,344)	(121)

Net cash (used in) provided by financing activities	(113,904)	32,786

Effect of foreign exchange rates on cash	(25)	(84)

Net decrease in cash and cash equivalents	(2,135)	(9,054)
Cash and cash equivalents at beginning of period	13,670	10,039

Cash and cash equivalents at end of period	$11,535	$985

Supplemental disclosure of cash flow information:
Cash paid for interest	$(32,715)	$(42,631)
Cash received for taxes, net	5,577	1,713
Supplemental schedule of non-cash investing and financing activities:
Purchase of assets under capital lease obligations	$692	$5,819

RSC HOLDINGS INC. AND SUBSIDIARIES
Rental Revenue Growth Bridge
(in thousands)

Rental Revenues
Three Months Ended
March 31,

2008	$372,335

Changes:
Volume	-18.5%
Acquisition	0.8%
Price	-4.1%
Currency	-1.0%

2009	$287,470

Annex A
EBITDA and Adjusted EBITDA. EBITDA, a supplemental non-GAAP financial measure, is defined as consolidated net income before net interest expense, income taxes and depreciation and amortization. Adjusted EBITDA as presented herein is a non-GAAP financial measure and is generally consolidated net income before net interest expense, income taxes, and depreciation and amortization and before certain other items, including share-based compensation, management fees and recapitalization expenses. All companies do not calculate EBITDA and Adjusted EBITDA in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies.
The company presents EBITDA and Adjusted EBITDA in this release because it believes these calculations are useful to investors in evaluating our ability to service debt and as tools to evaluate our financial performance. However, EBITDA and Adjusted EBITDA are not recognized measurements under GAAP, and when analyzing the company’s performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as an alternative to, net income or net cash provided by operating activities as defined under GAAP.
Free cash flow. The company defines free cash flow as net cash provided by operating activities less net capital expenditures. All companies do not calculate free cash flow in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies. We believe free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital needs. However, free cash flow is a non-GAAP measure and should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
The accompanying tables reconcile the GAAP financial measures that are most directly comparable to these non-GAAP financial measures.

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted EBITDA GAAP Reconciliation
(in thousands)

	Three Months Ended
	March 31,
	2009	2008
Net (loss) income	$(13,504)	$22,345
Depreciation of rental equipment and depreciation and amortization of non-rental equipment and intangibles	87,045	90,408
Interest expense, net	40,210	55,361
(Benefit) provision for income taxes	(7,673)	14,275

EBITDA	$106,078	$182,389

Adjustments:
Share-based compensation	1,132	888
Other expense (income), net	303	(627)

Adjusted EBITDA	$107,513	$182,650

(Adjusted EBITDA as a percentage of total revenues)	30.6%	43.3%
Free Cash Flow GAAP Reconciliation
(in thousands)

	Three Months Ended
	March 31,
	2009	2008
Net cash provided by operating activities	$66,130	$10,548

Purchases of rental equipment	(8,591)	(79,419)
Purchases of property and equipment	(1,107)	(5,808)
Proceeds from sales of rental equipment	49,903	31,406
Proceeds from sales of property and equipment	3,459	1,517
Insurance proceeds from rental equipment and property claims	2,000	—
Net capital expenditures	45,664	(52,304)

Free cash flow	$111,794	$(41,756)

Statistical Measures
Utilization is defined as the average dollar value of equipment rented by customers (based on original equipment cost) for the relevant period divided by the aggregate dollar value of all equipment (based on original cost) for all equipment.
Same store rental revenue growth is calculated as the year over year change in rental revenue for locations that are open at the end of the period and have been operating under the company’s direction for more than 12 months.
Employee count is given at the end of the period indicated and the data reflect the actual head count as of each period.
Original Equipment Fleet Cost (OEC) is defined as the original dollar value of equipment purchased from the original equipment manufacturer (OEM). Fleet purchased from non-OEM sources is assigned a comparable OEC dollar value at the time of purchase.
Investor/Analyst Contacts:
Gerry Gould, VP – Investor Relations
(480) 281-6928 or
Gerry.Gould@RSCRental.com
Media Contact:
Chenoa Taitt
(212) 223-0682